[Letterhead of Tanner + Company]



January 27, 2004

Securities and Exchange Commission
Washington D.C. 20549


Ladies and Gentlemn:

We have read the statements included under Item 4 in the Form 8-K/A dated December 11, 2003, of Sanguine Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements therein insofar as they relate to our firm. We are not in a position to agree or disagree with the statements in Item 4 regarding the engagement of H J & Associates or the approval of such engagement by the Board of Directors.

Very truly yours,

/s/ Tanner + Company

Tanner + Company